Exhibit 99.3

PHOTRONICS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	July 31, 2016	November 1, 2015

Assets

Current assets:
Cash and cash equivalents	$291,669	$205,867
Accounts receivable	107,494	110,056
Inventories	24,615	24,157
Other current assets	17,643	24,034

Total current assets	441,421	364,114

Property, plant and equipment, net	522,192	547,284
Investment in joint venture	-	93,021
Intangible assets, net	20,950	24,616
Other assets	15,880	16,520

	$1,000,443	$1,045,555

Liabilities and Equity

Current liabilities:
Current portion of long-term borrowings	$5,846	$65,495
Accounts payable and accrued liabilities	91,210	127,197

Total current liabilities	97,056	192,692

Long-term borrowings	63,054	67,120
Other liabilities	20,952	23,677

Photronics, Inc. shareholders' equity	706,310	646,555
Noncontrolling interests	113,071	115,511
Total equity	819,381	762,066

	$1,000,443	$1,045,555